                                Exhibit 99.1

Supplemental Process Letter

CONFIDENTIAL

November 16, 2018

As you are aware, Gastar Exploration Inc. (“Gastar” or the “Company”) has commenced chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, as has been publicly disclosed, is seeking confirmation of a prepackaged plan of reorganization (the “Plan”).  As contemplated by the Restructuring Support Agreement (the “RSA”), which the Company filed on October 29, 2018 as an Exhibit to a Current Report on Form 8-K, the Company has the continuing right to receive qualifying bids from interested parties.  Pursuant to a scheduling order signed and entered by the Bankruptcy Court on November 13, 2018, the Court will hold a confirmation hearing (the “Confirmation Hearing”) on the Plan on December 20, 2018.

The Company previously distributed a process letter (the “Initial Process Letter”) seeking proposals and establishing a deadline to submit proposals of October 1, 2018. The Company has determined to extend the deadline for the submission of proposals to December 17, 2018 (the “Bid Deadline”). This letter sets forth the instructions and procedures for the submission of qualifying proposals for the acquisition of Gastar (each, a “Proposal”).

Parties are strongly encouraged to submit Proposals that contemplate all‑cash consideration and that propose to acquire 100% of the ownership of the Company in a transaction that would close on or before the expected effective date of the Plan.  Please be advised that any Proposals predicated on restructuring or modifying Gastar’s existing capital structure or any Proposals to combine Gastar with another entity where some or all of the merger consideration is proposed to be equity in the combined company will very likely be rejected as not viable.

Your Proposal should be addressed to the Board of Directors of Gastar and should be submitted via email no later than 12:00 pm U.S. Central Standard Time on the Bid Deadline. Please note that, in the absence of receiving one or more Proposals by the Bid Deadline that the Company deems higher or better than the restructuring transactions set forth in the Plan, a copy of which is enclosed herewith, the Company intends to seek confirmation of the Plan at the Confirmation Hearing.  We request that your Proposal be submitted to the care of:

Gastar Exploration Inc.

Attention:Michael Gerlich

Chief Financial Officer & SVP

1331 Lamar, Suite 650

Houston, TX 77010

Email:mgerlich@gastar.com

With a copy to:

Kirkland & Ellis LLP

Attention:Ross M. Kwasteniet, P.C.

John R. Luze

300 North LaSalle

Chicago, Illinois 60654

E-mail:ross.kwasteniet@kirkland.com

john.luze@kirkland.com

- and -

Opportune LLP

Attention:David Baggett

711 Louisiana, Suite 3100

Houston, Texas 77002

E-mail:dbaggett@opportune.com

All Proposals must be submitted in writing and should include the following elements:

(i)

Transaction Structure:  Specify the structure of the transaction contemplated by your Proposal, including whether you will complete the proposed transaction (the “Transaction”) through an acquisition of 100% of the stock of the Company or by acquiring all or substantially all of the Company's assets.

(ii)	Valuation: Specify the total enterprise value in U.S. dollars of your Proposal to acquire Gastar.

(iii)

Cash Consideration Only and Other Key Terms:  Confirm the form of consideration for the Transaction, including whether the consideration for the Transaction will consist exclusively of immediately available U.S. dollars. Specify any other key terms of your Proposal.  Your Proposal may be in the form of a binding definitive term sheet, but it must include sufficient detail for the Board to make an informed determination regarding whether your Proposal is actionable and can be timely completed.

(iv)

Timing:  Specify the time by which your Transaction would close.  Parties are strongly encouraged to submit Proposals providing for a Transaction closing on or before the expected effective date of the Plan in early January.  Timing of closing is an important factor that will be given significant consideration by the Board.

(v)	Transaction Entity: The Proposal should identify the legal entity that will be used as the vehicle for the Transaction, including legal name, ownership and location within your corporate structure.  If the entity is not the ultimate parent entity, identify the entity that will guarantee the transacting entity's obligations under definitive transaction documents (“Definitive Documentation”).

(vi)

Approvals and Contingencies:  Specify all approvals that your Proposal has received. Include a certification that your Proposal (i) is not subject to any financing contingencies, (ii) is either (A) made or guaranteed by an entity with sufficient cash on its balance sheet, or is entitled to draw sufficient cash under an existing revolving line of credit, in order to fund the purchase price or (B) is supported by definitive financing commitments (which are to be attached to the Proposal) from financing sources of recognized national standing in an amount sufficient to fund the purchase price, and (iii) does not require additional approvals or due diligence, other than customary title  and environmental due diligence which can be timely completed prior to the execution of Definitive Documentation, in order to consummate a Transaction.

(vii)	Other: Describe any other factors that you believe should be taken into consideration in reviewing your Proposal.

(viii)

Contacts: List key contacts (including contacts for legal and financial advisors you have engaged in connection with the Proposal and Transaction).  The list should include phone numbers, fax numbers and email addresses.

You may have received the Initial Process Letter as well. Subsequent to the proposal submission deadline set forth in the Initial Process Letter, the Company commenced the Chapter 11 Cases. Additional information regarding the Chapter 11 Cases, including a copy of the Plan and related documentation, is available on the Company's restructuring website at www.bmcgroup.com/gastar.  This letter supersedes the Initial Process Letter and any Proposal should be submitted solely in accordance with the instructions set forth in this letter.

Gastar reserves the right to consider any and all factors in determining which, if any, prospective counterparties are considered for a Transaction. Additionally, Gastar, in its own discretion, may terminate or alter the process or negotiations at any time and in any manner without prior notice and in its sole discretion. Each prospective counterparty will be responsible for all costs it may incur during the investigation and pursuit of a proposed Transaction, including those of its advisors and agents. In no event will Gastar or any of its affiliates, officers, directors, employees, shareholders or advisors have any liability or obligation to a prospective counterparty as a result of the rejection of any Proposal, or the acceptance of a Proposal of another prospective counterparty or otherwise, except pursuant to Definitive Documentation, if any, entered into by Gastar with a prospective counterparty. A Proposal will be considered formally accepted only when and if Definitive Documentation has been executed and delivered by Gastar and such Definitive Documentation has been approved by the Bankruptcy Court. In addition, Gastar reserves the right, and shall have no obligation to notify other prospective counterparties, that it has elected to negotiate with any other prospective counterparty or multiple prospective counterparties in connection with this Transaction.

With respect to all information furnished to any prospective counterparty, Gastar and its managers, officers, employees, agents, advisors and representatives make no representations or warranties, expressed or implied, concerning any such information, except only those particular representations and warranties that may be made to a counterparty in Definitive Documentation when, as and if such an agreement is ultimately executed and delivered and then subject to such limitations set forth therein. By submitting a Proposal, a prospective counterparty acknowledges that it is relying solely upon its own independent evaluation and investigation of Gastar.

Please note that the contents of this letter and its existence constitute confidential information that is subject to the terms of your Confidentiality Agreement with Gastar and should be treated accordingly.

On behalf of Gastar, we would like to thank you for your continued interest.  If you have any questions, please feel free to contact me or the members of the Kirkland & Ellis LLP team listed above.

Sincerely,

/s/ Michael A. Gerlich

Michael Gerlich

Chief Financial Officer & SVP

Gastar Exploration Inc.

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